Exhibit 10.2

MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of May 14, 2007, is entered into by and among Intra-Asia Entertainment Corporation, a Nevada corporation (the "Company"), the Investors (as defined below), Antaeus Capital, Inc. (“Antaeus”), and Karmen Investment Holdings Ltd (“Karmen”). and Leguna Verde Investments Ltd. (“Leguna” together with Karmen, each a “Make Good Pledgor” and collectively, the "Make Good Pledgors") and Securities Transfer Corporation, as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in the private offering of securities of the Company (the "Investors") has entered into a Securities Purchase Agreement, dated May 14, 2007 (the "SPA"), evidencing their participation in the Company's private offering (the "Offering") of securities. As an inducement to the Investors to participate in the Offering and as set forth in the SPA, the Make Good Pledgors agreed to place certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Make Good Pledgors and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow. Within three Trading Days following the Closing, the Make Good Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 29,166,667 shares of the Company’s Common Stock (the "Escrow Shares"), along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent). As used in this Make Good Agreement, “Transfer Agent” means Interwest Stock Transfer, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent and Antaeus. The Company shall notify the Investors in writing that the Escrow Shares have been placed into escrow as required by this Make Good Agreement within two Trading Days following the deposit of such Escrow Shares into escrow in accordance with the terms of this Make Good Agreement. Each Make Good Pledgor hereby agrees that its obligation to transfer shares of Common Stock to Investors pursuant to Section 4.11 of the SPA and this Make Good Agreement shall continue to run to the benefit of any Investor who shall have transferred or sold all or any portion of its Securities, and that Investors shall have the right to retain, transfer or assign its rights to receive all or any such Escrow Shares to other Persons in conjunction with negotiated sales or transfers of any of its Securities. Each Make Good Pledgor hereby irrevocably agrees that other than in accordance with Section 4.11 of the SPA and this Make Good Agreement, such Make Good Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, loan, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares). In furtherance thereof, the Company will (x) place an irrevocable stop order on all Escrow Shares covered by any registration statements, (y) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Make Good Agreement and direct the Transfer Agent not to process any attempts by either Make Good Pledgor to resell or transfer any Escrow Shares under such registration statements or otherwise in violation of Section 4.11 of the SPA and this Make Good Agreement including under Rule 144.

3. Representations of the Make Good Pledgors and the Company. Each Make Good Pledgor and the Company hereby represent and warrant, severally and not jointly, as to itself only, to the Investors as follows:

(i) All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

(ii) Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Pledgors pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon any such Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. Disbursement of Escrow Shares.

a. Each Make Good Pledgor agrees that in the event that the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending December 31, 2007, as filed with the Commission (the “2007 Annual Report”) is less than $4,000,000 (the “2007 Guaranteed ATNI”), the Make Good Pledgors will transfer to the Investors on a pro-rata basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors hereunder) for no consideration other than their part of their respective Investment Amount at Closing, an aggregate of 14,583,333 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2007 Make Good Shares”).

b. In the event that either (i) the earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending December 31, 2008, as filed with the Commission (the “2008 Annual Report”) is less than $0.049 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2008 Guaranteed EPS”) or (ii) the after tax net income reported in the 2008 Annual Report is less than $8,000,000 (the “2008 Guaranteed ATNI”), the Make Good Pledgors will transfer to the Investors on a pro rata basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors hereunder) for no consideration other than their part of their respective Investment Amount at Closing, an aggregate of 14,583,333 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2008 Make Good Shares”).

c. In the event that the after tax net income reported in the 2007 Annual Report is equal to or greater than the 2007 Guaranteed ATNI, no transfer of the 2007 Make Good Shares shall be required to be made by the Make Good Pledgors to the Investors and such 2007 Make Good Shares shall be returned to the Make Good Pledgors in accordance with this Make Good Agreement.

d. In the event that both (i) the earnings per share reported in the 2008 Annual Report is equal to or greater than the 2008 Guaranteed EPS and (ii) the after tax net income reported in the 2008 Annual Report is equal to or greater than the 2008 Guaranteed ATNI, no transfer of the 2008 Make Good Shares shall be required to be made by the Make Good Pledgors to the Investors and such 2008 Make Good Shares shall be returned to the Make Good Pledgors in accordance with this Make Good Agreement.

e. Any such transfer of the 2007 Make Good Shares or the 2008 Make Good Shares shall be made to the Investors or the Make Good Pledgors, as applicable, within 10 Business Days after the date which the 2007 Annual Report or 2008 Annual Report, as applicable, is filed with the Commission and otherwise in accordance with this Make Good Agreement.

f. If the events described in Section 4(a) hereof occur, Antaeus will provide prompt written instruction to the Escrow Agent with regard to the distribution of the 2007 Make Good Shares in an amount to each Investor as set forth on Exhibit A attached hereto (determined as set forth above). If the events described in Section 4(b) occur, Antaeus will provide prompt written instruction to the Escrow Agent with regard to the distribution of the 2008 Make Good Shares in an amount to each Investor as set forth on Exhibit A attached hereto (determined as set forth above). The Escrow Agent need only rely on the letter of instruction from Antaeus in this regard and notwithstanding anything to the contrary contained herein will disregard any contrary instructions.

g. If the events described in Section 4(c) occur, Antaeus will provide prompt written instructions to the Escrow Agent for the release of the 2007 Make Good Shares to the Make Good Pledgors in an amount to each Make Good Pledgor as set forth on Exhibit A attached hereto. If the events described in Section 4(d) occur, Antaeus will provide prompt written instructions to the Escrow Agent for the release of the 2008 Make Good Shares to the Make Good Pledgors in an amount to each Make Good Pledgor as set forth on Exhibit A attached hereto.

h. If Antaeus delivers a notice to the Escrow Agent that the Escrow Shares are to be transferred to the Investors, then the Escrow Agent shall immediately forward either the 2007 Make Good Shares or 2008 Make Good Shares, as the case may be, to the Company’s Transfer Agent for reissuance to the Investors in an amount to each Investor as set forth on Exhibit A attached hereto and otherwise in accordance with this Make Good Agreement. The Company covenants and agrees that upon any transfer of 2007 Make Good Shares or 2008 Make Good Shares to the Investors in accordance with this Make Good Agreement, the Company shall promptly instruct its Transfer Agent to reissue such 2007 Make Good Shares or 2008 Make Good Shares in the applicable Investor’s name and deliver the same as directed by such Investor in an amount to each Investor as set forth on Exhibit A attached hereto. If the Company does not promptly provide such instructions to the Transfer Agent of the Company, then Antaeus is hereby authorized to give such re-issuance instruction to the Transfer Agent of the Company. If a notice from Antaeus indicates that the Escrow Shares are to be returned to the Make Good Pledgors, then the Escrow Agent will promptly deliver either the 2007 Make Good Shares or 2008 Make Good Shares, as the case may be, to the Make Good Pledgors in an amount to each Make Good Pledgor as set forth on Exhibit A attached hereto and otherwise in accordance with this Make Good Agreement.

i. Notwithstanding the foregoing, the parties agree that for purposes of determining whether or not the 2007 Guaranteed ATNI, the 2008 Guaranteed EPS or the 2008 Guaranteed ATNI have been achieved, (i) the release of the 2007 Make Good Shares or the 2008 Make Good Shares to the Make Good Pledgors or any other Person designated by either of the Make Good Pledgors shall not be deemed to be an expense, charge, or other deduction from revenues even though GAAP may require contrary treatment, (ii) any registration liquidated damages (other than liquidated damages which may be owing by the Company due to the Company’s failure to file a Registration Statement by the applicable Filing Date (as defined in the Registration Rights Agreement)) accrued or paid by the Company for any registration rights will be excluded from the calculation of after-tax net income and earnings per share amounts, as applicable, and (iii) any increase in taxes payable by the Company or any Subsidiary as a result of recently adopted PRC tax laws or any related implementing regulations promulgated for the purpose of making more equal the tax treatment of foreign invested entities (including sino-foreign joint ventures) and domestic entities shall not be included as an expense.

j. The Company and each Make Good Pledgor covenant and agree, to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor. The Company and each Make Good Pledgor understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Shares.

5. Duration. This Make Good Agreement shall terminate upon the distribution of all the Escrow Shares in accordance with the terms of this Make Good Agreement. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares. If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) each Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the relevant portion of the Escrow Shares from such Make Good Pledgor to the Investors, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Investor’s name and delivers the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the applicable Make Good Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the applicable Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the applicable Make Good Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the applicable Make Good Pledgor; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. The Make Good Pledgors shall be responsible for all taxes resulting from any such conversion or exchange.

7. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or Antaeus shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or Antaeus are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or Antaeus. If Escrow Agent or Antaeus is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Antaeus shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent and Antaeus.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Antaeus’ sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares. Antaeus will provide such written instructions upon review of the relevant earnings per share and/or after-tax net income amount reported in such periodic financial reports as specified in Section 4 hereof. Antaeus is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Antaeus) in connection with such financial reports of the Company, Antaeus shall have no obligation or liability to any party hereunder.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and each Make Good Pledgor hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Antaeus and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Antaeus in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or Antaeus hereunder; except, that if Escrow Agent or Antaeus is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent or Antaeus, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent or Antaeus of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Antaeus, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

9. Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. Resignation of Escrow Agent. At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

13. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:	INTRA-ASIA ENTERTAINMENT CORPORATION By:_______________________________ Name: Title: Address: No. 113 Zhichunlu, Haidian District Beijing, China 100086 Facsimile: 86-10-62637657 Attn.: Chairman

MAKE GOOD PLEDGORS:
KARMEN INVESTMENT HOLDINGS LTD.
By:_______________________________
Name:
Title:

Address:
c/o Intra-Asia Entertainment Corporation
No. 113 Zhichunlu, Haidian District
Beijing, China 100086
Facsimile: 86-10-62637657
Attn.: Chairman

LEGUNA VERDE INVESTMENTS LTD.
By:_______________________________
Name:
Title:

Address:
c/o Intra-Asia Entertainment Corporation
No. 113 Zhichunlu, Haidian District
Beijing, China 100086
Facsimile: 86-10-62637657
Attn.: Chairman

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SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

ESCROW AGENT:	SECURITIES TRANSFER CORPORATION By:______________________________________ Name: Title: Address: 2591 Dallas Parkway, Suite 102 Frisco, TX 75034

ANTAEUS:	ANTAEUS CAPITAL, INC. By:______________________________________ Name: Title: Address: 9952 S. Santa Monica Blvd., Suite 210 Beverly Hills, CA 90212 Fax: 310-943-2371 Attention: Cesar Moya, President

INVESTORS:
NAME OF INVESTOR:

_________________________________________

By:
Name:
Title:
Address:__________________________________
_________________________________________
_________________________________________
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